
--------                                                               ----------------------------
 FORM 3             U.S. SECURITIES AND EXCHANGE COMMISSION                    OMB APPROVAL
--------                    Washington, D.C. 20549                     ----------------------------
                                                                       OMB Number:        3235-0104
            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES    Expires:  September 30, 1998
                                                                       Estimated average burden
           Filed pursuant to Section 16(a) of the Securities Exchange  hours per response.......0.5
            Act of 1934 Section 17(a) of the Public Utility Holding    ----------------------------
                  Company Act of 1935 or Section 30(f) of the
                        Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

       AEA XM INVESTORS INC.
--------------------------------------------------------------------------------
    (Last)                          (First)                         (Middle)

       65 East 55th Street
--------------------------------------------------------------------------------
                                    (Street)

      New York,                          NY                  10022
--------------------------------------------------------------------------------
    (City)                          (State)                          (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

     August 8, 2000
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

     XM Satellite Radio Holdings Inc. (XMSR)
________________________________________________________________________________
5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

          Director                              X   10% Owner
     ---                                       ---
          Officer (give title below)                Other (specify below)
     ---                                       ---

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check Applicable Line)

          Form Filed by One Reporting Person
     ---

      X   Form Filed by More Than One Reporting Person
     ---
________________________________________________________________________________


--------------------------------------------------------------------------------
              Table I-Non-Derivative Securities Beneficially Owned
--------------------------------------------------------------------------------

                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 5(b)(v).                                            (Over)
                                                                                                                     SEC 1473 (7-96)

NY/296735.1

FORM 3 (continued) Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
------------------------------------------------------------------------------------------------------------------------------------

8.25% Series C
Convertible
Redeemable Preferred
Stock, par value $0.01
per share                N/A       N/A              Common Stock, par      2,264,150     $26.50         I               (1)
                                                    value $0.01 per share

------------------------------------------------------------------------------------------------------------------------------------
8.25% Series C
Convertible
Redeemable Preferred
Stock, par value $0.01
per share                N/A       N/A              Common Stock, par        259,207     $26.50         D(2)
                                                    value $0.01 per share

------------------------------------------------------------------------------------------------------------------------------------
8.25% Series C
Convertible
Redeemable Preferred
Stock, par value $0.01
per share                N/A       N/A              Common Stock, par      2,004,943     $26.50         D(3)
                                                    value $0.01 per share
------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

1 These securities are indirectly owned by AEA XM Investors Inc., a Delaware corporation, who is a member of a "group" with AEA XM Investors I LLC, a Delaware limited liability company ("AEA XM I"), and AEA XM Investors II LLC, a
Delaware limited liability company ("AEA XM II"), for purposes of Section 13(d) of the Exchange Act, all of which may be deemed to be members of a larger
"group" for purposes of Section 13(d) of the Exchange Act.

2 These securities are directly owned by AEA XM I.

3 These securities are directly owned by AEA XM II.




                                                                     AEA XM INVESTORS INC.


                                                                      /s/ Christine J. Smith                   August 18, 2000
                                                                     ----------------------------------------  ---------------
**   Intentional misstatements or omissions of facts constitute      Name: Christine J.Smith                         Date
Federal Criminal Violations.                                         Title: Vice President
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                            **Signature of Reporting Person

See Instruction 6 for procedure.

                                                                          Page 2
NY/296735.1

                            Joint Filer Information

Name:     AEA XM Investors I LLC

Address:  65 East 55th Street
          New York, New York  10022

Designated Filer:   AEA XM Investors Inc.

Issuer & Ticker Symbol:  XM Satellite Radio Holdings Inc. (XMSR)

Date of Event Requiring Statement: August 8, 2000

Signature:     AEA XM Investors I LLC
               By: AEA XM Investors I LP, its managing member
               By: AEA XM Investors Inc., its general partner

               By:  /s/ Christine J. Smith
                    ----------------------
               Name: Christine J. Smith
               Title: Vice President


Name:     AEA XM Investors II LLC

Address:  65 East 55th Street
          New York, New York  10022

Designated Filer:   AEA XM Investors Inc.

Issuer & Ticker Symbol:  XM Satellite Radio Holdings Inc. (XMSR)

Date of Event Requiring Statement: August 8, 2000

Signature:     AEA XM Investors II LLC
               By: AEA XM Investors II LP, its managing member
               By: AEA XM Investors Inc., its general partner

               By:  /s/ Christine J. Smith
                    ----------------------
               Name: Christine J. Smith
               Title: Vice President

NY/296735.1